PROSPECTUS SUPPLEMENT (To prospectus dated August 9, 2012)	Filed pursuant to Rule 424(b)(3) Registration No. 333-181385

KfW, Frankfurt/Main, Federal Republic of Germany

  Information Relating to Global Notes Denominated in Currencies
other than U.S. Dollars, Euro or Canadian Dollars
(Represented by Two Global Certificates)

Prospectus Supplement dated August 9, 2012

INFORMATION RELATING TO GLOBAL NOTES DENOMINATED IN CURRENCIES OTHER THAN
U.S. DOLLARS, EURO OR CANADIAN DOLLARS

        The following description will apply to certain global notes denominated in a currency other than U.S. dollars, euro or Canadian dollars offered by KfW's prospectus dated August 9, 2012, which will be represented by two permanent global certificates without interest coupons (referred to herein as the "notes" and in the prospectus as the "securities"). If, and to the extent that, the pricing supplement relating to any issue of notes contains terms that are different from the general terms set forth herein, the terms described in that pricing supplement will apply with respect to that issue of notes and supersede the information set forth herein. This description supplements and, if inconsistent, replaces the general description of KfW's debt securities in the prospectus dated August 9, 2012.

        As used herein, the term "ICSD" means an International Central Securities Depository. Each of Euroclear (as defined below) and CBL (as defined below) is an ICSD and together are the "ICSDs."

 DESCRIPTION OF THE NOTES

General Provisions

        Aggregate Principal Amount and Denomination.    The notes will be issued in the aggregate principal amount specified in the applicable pricing supplement, divided into the appropriate number of notes in the denomination specified in the applicable pricing supplement, which will rank equally among themselves.

        Global Certificates, Notes and Form.    The notes will be represented by two or more permanent global certificates without interest coupons (the "global certificates"). One of the global certificates (the "ICSD global certificate") will be kept in custody by or on behalf of Euroclear Bank SA/NV ("Euroclear") and Clearstream Banking, société anonyme, Luxembourg ("CBL"), or any successors, until all our obligations under the notes have been satisfied. The ICSD global certificate will be issued in registered form in the name of the common depository for the ICSDs (the "ICSD registered holder"), and will represent the notes credited to accounts of financial institutions that are accountholders of the ICSDs, including any notes which are held through any other clearing system which maintains an account with the ICSDs. Definitive certificates and interest coupons for individual notes represented by the ICSD global certificate will not be issued.

        The other global certificate or certificates (together, the "DTC global certificate") will be kept in custody by Deutsche Bank Trust Company Americas, c/o Deutsche Bank National Trust Company, New York, also known as DBTCA, or any successor, as custodian for The Depository Trust Company, New York, also known as DTC, until all our obligations under the notes have been satisfied. The DTC global certificate will be issued in registered form in the name of Cede & Co., as nominee of DTC (the "DTC registered holder," and together with the ICSD registered holder, the "registered holders"), and will represent the notes credited to accounts maintained with DTC by financial institutions that are participants in DTC. Definitive certificates and interest coupons for individual notes represented by the DTC global certificate will not be issued unless DTC is unable or unwilling to continue providing its services and a successor securities depository is not obtained. In such a case, a holder of notes represented by the DTC global certificate (a "DTC noteholder") may request the issue of definitive certificates representing its individual notes and corresponding interest coupons (see "Clearing and Settlement—The Clearing Systems—DTC").

        Each person ultimately holding a note is referred to herein as a "noteholder."

        The ICSD global certificate and the DTC global certificate will each be manually signed by two of our authorized representatives and manually authenticated by or on behalf of the registrar (as defined under "—Registrar and Paying Agent"). The notes represented by the ICSD global certificate and the DTC global certificate, respectively, will together equal the aggregate principal amount of the notes outstanding at any time. The amount of notes represented by each of the ICSD global certificate and the DTC global certificate will be evidenced by the register kept by the registrar. Copies of the ICSD global certificate and the DTC global certificate will be available free of charge at the paying agent (as defined under "—Registrar and Paying Agent").

        Transfer.    Transfers of notes will require appropriate entries in securities accounts. Transfers of notes between ICSD accountholders (as defined under "Clearing and Settlement—Certification and Custody; Appointment of Registrar and Paying Agent"), on the one hand, and DTC participants (as defined under "Clearing and Settlement—Certification and Custody; Appointment of Registrar and Paying Agent"), on the other hand, and exchanges of notes in the manner set forth under "—Exchange" may not be effected during the period commencing on the record date (as defined under "—Payments—Record Date") and ending on the related payment date (both dates inclusive).

        Exchange.    The notes represented by the DTC global certificate may be exchanged for notes represented by the ICSD global certificate, and vice versa. Such exchanges will be recorded in the register and will be effected by an increase or a decrease in the principal amount of the DTC global certificate by the principal amount of notes so exchanged and a corresponding decrease or increase in the principal amount of the ICSD global certificate.

Status

        The notes will constitute unsecured and unsubordinated obligations of KfW and will rank equally with all of our other present and future unsecured and unsubordinated obligations, but subject to any applicable mandatory statutory exceptions.

Interest

        Interest Rate and Due Dates.    Unless otherwise specified in the applicable pricing supplement, the notes will bear interest at the rate per year set forth in that pricing supplement as from the closing date or such other date as is set forth therein. The notes will cease to bear interest upon the end of the day preceding the day on which they become due for redemption. Interest will be payable in two equal semi-annual installments in arrears on the interest payment dates specified in the applicable pricing supplement, or as is otherwise set forth in that pricing supplement. The first interest payment will be due on the first interest payment date specified in the applicable pricing supplement and will be made for the period commencing on the closing date or such other date as is specified in the applicable pricing supplement (inclusive) and ending on the first interest payment date specified in the applicable pricing supplement (exclusive).

        Late Payment.    Should we fail to redeem the notes on the due date therefor, interest on the notes will, subject to the availability of the denomination currency (see "—Payments—Availability of Denomination Currency") and the provisions with respect to business days (as defined under "—Payments—Business Days"), accrue beyond the due date until actual redemption of the notes at the default rate of interest established by law. Under German law, the default rate is five percentage points above the basic rate of interest announced by the German Federal Bank immediately after January 1 and July 1 in each year.

        Accrued Interest.    Whenever it is necessary to compute any amount of accrued interest for a period of other than a full year (other than with respect to semi-annual interest payments), such interest will be calculated, if the denomination currency is Japanese yen, on the basis of the actual number of days in the period divided by 365 (known as the "Actual/365 (fixed) Method"), and if the denomination currency is any other currency, such interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months, or on the basis of such other day count convention as is set forth in the applicable pricing supplement.

 Maturity; Early Redemption; Repurchase

        Maturity.    The notes will be redeemed at their aggregate principal amount on the maturity date set forth in the applicable pricing supplement. Subject to the provisions with respect to early redemption set forth under "—Early Redemption," if specified in the applicable pricing supplement, and termination for default set forth under "—Termination for Default," neither we nor any noteholder will be entitled to redeem the notes prior to their stated maturity.

        Early Redemption.    If specified in the applicable pricing supplement, the notes may be redeemed, in whole but not in part, on the early redemption date or dates as set forth in the applicable pricing supplement, at our option upon prior written notice of no less than the early redemption notice period set forth in the applicable pricing supplement, at the aggregate principal amount together with interest accrued to, but excluding, the applicable early redemption date.

        If notes will be redeemable at our option, we may choose to redeem the notes at any time, especially when prevailing interest rates are relatively low. As a result, redemption may adversely affect your return on the notes as you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate of the notes being redeemed.

        Repurchase.    We may at any time purchase and resell notes in the open market or otherwise at any price. Notes so purchased and not resold by us may, at our option, be held or surrendered to the paying agent for cancellation.

Payments

        Payments.    Payments of principal of, and interest on, the notes will be made on the relevant payment date (see "—Payment Date and Due Date") to, or to the order of, the registered holders registered at the close of business on the relevant record date (see "—Record Date") in the register kept by the registrar. Payments to, or to the order of, the ICSD registered holder will be made in the denomination currency. Payments to, or to the order of, the DTC registered holder will be made in U.S. dollars or the denomination currency as set forth below. The amount of payments to, or to the order of, the registered holders, respectively, will correspond to the principal amount of notes represented by the ICSD global certificate and the DTC global certificate, as established by the registrar at the close of business on the relevant record date (see "—Record Date").

        Any DTC noteholder will receive payments of principal and interest in respect of the notes in U.S. dollars, unless such DTC noteholder elects to receive payments in the denomination currency in accordance with the procedures set out below. To the extent that DTC noteholders will not have made such election in respect of any payment of principal or interest, and provided that there is no event as described under "—Availability of Denomination Currency," the aggregate amount designated for all such DTC noteholders in respect of such payment (the "denomination currency conversion amount") will be converted by the paying agent into U.S. dollars and paid by wire transfer of same-day funds to, or to the order of, the DTC registered holder for payment through DTC's settlement system to the relevant DTC participants. All costs of any such conversion will be deducted from such payments. Any such conversion will be based on the paying agent's bid quotation, at or prior to 11:00 A.M., New York City time, on the second conversion business day preceding the relevant payment date, for the purchase by the paying agent of the denomination currency conversion amount with U.S. dollars for settlement on such payment date. "Conversion business day" means a day which is a New York business day, a business day in the principal financial center of the country issuing the denomination currency and a Frankfurt business day (all as defined under "—Business Days"). If such bid quotation is not available, the paying agent will obtain a bid quotation from a leading foreign exchange bank in New York City selected by the paying agent for such purpose. If no bid quotation from a leading foreign exchange bank is available, payment of the denomination currency conversion amount will be made in the denomination currency to the account or accounts specified by DTC to the paying agent. Until such account or accounts are so specified, the funds still held by the paying agent will bear interest at the rate of interest quoted by the paying agent for deposits with it on an overnight basis, to the extent that the paying agent is reasonably able to reinvest such funds.

        Any DTC noteholder may elect to receive payment of principal and interest with respect to the notes in the denomination currency by causing DTC, through the relevant DTC participant, to notify the paying agent by the time specified below of (i) such DTC noteholder's election to receive all or a portion of such payment in the denomination currency and (ii) wire transfer instructions to a denomination currency account. Such election in respect of any payment will be made by the DTC noteholder at the time and in the manner required by the DTC procedures applicable from time to time and will, in accordance with such procedures, be irrevocable. DTC's notification of such election, wire transfer instructions and the amount payable in the denomination currency pursuant to this paragraph must be received by the paying agent prior to 5:00 P.M., New York City time, on the fifth New York business day (as defined under "—Business Days") following the relevant record date (as defined under "—Record Date") in the case of interest and prior to 5:00 P.M., New York City time, on the eighth New York business day prior to the payment date (see "—Payment Date and Due Date") for the payment of principal. Any payments under this paragraph in the denomination currency will be made by wire transfer of same-day funds to denomination currency accounts designated by DTC.

        All payments made by or on behalf of us to, or to the order of, the registered holders at the close of business on the relevant record date, respectively, will discharge our liability under the notes to the extent of the sums so paid.

        Availability of Denomination Currency.    If we determine that (i) any amount payable on a relevant payment date in the denomination currency or any successor currency to it provided for by law (the "successor currency") is not available to us in freely negotiable and convertible funds for reasons beyond our control, (ii) such denomination currency or the successor currency is no longer used for the settlement of international financial transactions, (iii) the settlement of payments in the denomination currency or the successor currency by a clearing system may not be effected or is disrupted on a relevant payment date, or (iv) due to other reasons beyond our control either any amount in the denomination currency or the successor currency payable on a relevant payment date is not available to us, or payments of such amounts may not be effected, we may fulfill our payment obligations by making such payment in U.S. dollars on, or as soon as reasonably practicable after, the respective payment date on the basis of the applicable exchange rate. No further interest or any other payment will be due as a result thereof. The applicable exchange rate for the denomination currency or the successor currency is (1) if available, the noon U.S. dollar buying rate in New York City for cable transfers for the denomination currency or the successor currency on the second New York business day preceding the particular payment date as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York, or any successor rate thereto, (2) if the rate under (1) is not available, the spot foreign exchange rate at which the denomination currency or the successor currency is offered in exchange for U.S. dollars at noon, Frankfurt time, on the second conversion business days preceding the date on which the payment is effected, or (3) if the rate under (2) is not available, the spot foreign exchange rate for the denomination currency or the successor currency as determined by us in our equitable discretion.

        Record Date.    The record date for purposes of transfer restrictions (see "General Provisions—Transfer") and payments of principal and interest (see "—Payments") will be, in respect of each such payment, the earlier of the following dates: (a) the date determined in accordance with the conventions observed by the ICSDs from time to time for the entitlement of ICSD accountholders to payments in respect of debt securities denominated in the denomination currency and represented by permanent global certificates held in custody by or on behalf of the ICSDs; and (b) the tenth New York business day (as defined under "—Business Days") prior to the relevant payment date.

        Business Days.    If any due date for payment of principal or interest in the denomination currency in respect of any note to, or to the order of, the registered holders is not a business day in the principal financial center of the country issuing the denomination currency, such payment will not be made until the next business day in the applicable principal financial center, and no further interest will be paid in respect of the delay in such payment. If any due date for payment of principal or interest in U.S. dollars in respect of any note to, or to the order of, the DTC registered holder is not a business day in the principal financial center of the country issuing the denomination currency or not a New York business day, such payment will not be made until the next day which is both a business day in the applicable principal financial center and a New York business day, and no further interest will be paid in respect of the delay in such payment. "New York business day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York City. A "business day in the principal financial center of the country issuing the denomination currency" means any day, other than a Saturday or Sunday, on which credit institutions are open for business in the principal financial center of the country issuing the denomination currency; provided, however, that with respect to Australian dollars, New Zealand dollars, South African rand and Swiss francs, the principal financial center will be Sydney, Auckland, Johannesburg and Zurich, respectively. "Frankfurt business day" means any day, other than a Saturday or Sunday, on which credit institutions are open for business in Frankfurt am Main.

        Payment Date and Due Date.    For the purposes of the terms and conditions of the notes, "payment date" means the day on which the payment is actually to be made, where applicable as adjusted in accordance with the preceding paragraph, and "due date" means the interest payment date or the maturity date provided for in the applicable pricing supplement, without taking account of any such adjustment.

        Substitution of Paying Agent.    The paying agent may, in respect of its functions and duties under this heading "—Payments" with respect to payments to, or to the order of, the DTC registered holder, substitute for itself its affiliate DBTCA, if and to the extent, if so required by law, an additional paying agent will be maintained in the Federal Republic of Germany.

Taxes

        All payments by us in respect of the notes will be made without deduction or withholding of taxes or other duties, unless such deduction or withholding is required by law. In the event of such deduction or withholding, we will not be required to pay any additional amounts in respect of the notes. There will be no "gross-up" provision.

 Termination for Default

        Unless otherwise specified in the applicable pricing supplement, any noteholder may, at its option, through the ICSDs or DTC, declare its notes due and demand repayment thereof at their principal amount plus interest accrued to the date of repayment if we fail to pay any amount payable under the notes within 30 days from the relevant due date. The right to declare notes due will cease if we have made payment to, or to the order of, the registered holders before the noteholder has exercised such right. Any notice declaring notes due will be made by means of a written notice to be delivered to us together with proof that such noteholder at the time of such notice is a holder of the relevant notes by means of a certificate of the noteholder's custodian as set forth under "—Governing Law; Jurisdiction; Enforcement; Language—Enforcement." Definitive certificates and interest coupons for individual notes will not be issued in the event of a default.

 Registrar and Paying Agent

        We will appoint Deutsche Bank Aktiengesellschaft, Frankfurt am Main ("Deutsche Bank Frankfurt"), as initial registrar (the "registrar") and paying agent (the "paying agent"). We reserve the right at any time to vary or terminate the appointment of the paying agent or the registrar or approve any change in the office through which they act (the "specified office"), provided that there will at all times be a registrar and a paying agent, and provided further that so long as the notes are listed on any stock exchange (and the rules of such stock exchange so require), we will maintain a paying agent with a specified office in the city in which such stock exchange is located. We will give notice of any change in the registrar or the paying agent or in their specified offices by publication in the manner set forth under "—Notices."

        The registrar and the paying agent in such capacities are acting exclusively as our agents and do not have any legal relationship of whatever nature with the registered holders or any noteholder and are not in any event accountable to the registered holders or any noteholders.

Further Issues

        We reserve the right, from time to time without the consent of the noteholders, to issue additional notes, on terms identical in all respects to those set forth in the terms and conditions of the notes (except that the date from which interest will accrue may vary), so that such additional notes will be consolidated with, form a single issue with and increase the aggregate principal amount of, the notes. The term "notes" will, in the event of such increase, also include such additional notes.

Notices

        All notices regarding the notes will be published (a) in the Federal Republic of Germany in the Federal Gazette (Bundesanzeiger) and, to the extent legally required, in addition thereto, in any other form of media prescribed by law; and (b) also in a leading daily newspaper printed in the English language and of general circulation in New York City (expected to be The Wall Street Journal). Any notice will become effective for all purposes on the third day following the date of its publication, or, if published more than once or on different dates, on the third day following the date of first publication.

Governing Law; Jurisdiction; Enforcement; Language

        Governing Law.    The notes, both as to form and content, as well as our rights and duties and those of the noteholders, will be governed by and will be construed in accordance with the laws of the Federal Republic of Germany. Any disposition of the notes held through the ICSDs, including transfers and pledges, executed between ICSD accountholders, and between an ICSD and its accountholders, will be governed by the laws applicable to the clearing and settlement services of such ICSD. Any disposition of the notes held through DTC, including transfers and pledges, executed between DTC participants, and between DTC itself and DTC participants, will be governed by the laws of the State of New York.

        Jurisdiction.    Any action or other legal proceedings arising out of or in connection with the notes may exclusively be brought in the District Court (Landgericht) in Frankfurt am Main.

        Enforcement.    Any noteholder may in any proceedings against us or to which the noteholder and we are parties protect and enforce in its own name its rights arising under its notes on the basis of (a) a certificate issued by its custodian (i) stating the full name and address of the noteholder, (ii) specifying a principal amount of notes credited on the date of such statement to such noteholder's securities account maintained with such custodian and (iii) confirming that the custodian has given a written notice to the relevant ICSD or DTC, as the case may be, and the registrar containing the information pursuant to (i) and (ii) and bearing acknowledgments of the relevant ICSD or DTC and the relevant ICSD accountholder or DTC participant and (b) a copy of the ICSD global certificate or the DTC global certificate certified as being a true copy by a duly authorized officer of the ICSDs (or of a depository of the ICSDs) or DTC, as the case may be, or the registrar. For purposes of the foregoing, "custodian" means any bank or other financial institution of recognized standing authorized to engage in securities custody business with which the noteholder maintains a securities account in respect of any notes and includes the ICSDs or DTC and their accountholders or its participants, as the case may be, including any other clearing system which participates in the ICSDs or DTC.

        Language.    The conditions are written in the English language and accompanied by a German language translation. The English text will be controlling and binding. The German language translation is provided for convenience only.

CLEARING AND SETTLEMENT

        The information set forth below with respect to Euroclear and CBL (together the ICSDs) or DTC, which are collectively referred to as the clearing systems, is subject to any change in, or reinterpretation of, the rules, regulations and procedures of the clearing systems currently in effect. The information concerning the clearing systems has been obtained from sources that we believe to be reliable, but neither we nor any manager named in the applicable pricing supplement take any responsibility for the accuracy thereof. Investors wishing to use the facilities of any of the clearing systems are advised to confirm the continued applicability of the rules, regulations and procedures of the relevant clearing system. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, interests in the notes held through the facilities of any clearing system or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests of any noteholder.

 Certification and Custody; Appointment of Registrar and Paying Agent

        At initial settlement, the notes will be represented by two permanent global certificates without interest coupons in registered form, which will not be exchangeable for definitive certificates representing individual notes. The ICSD global certificate will represent the notes held by investors electing to hold notes through financial institutions that are accountholders in the ICSDs ("ICSD accountholders"). The DTC global certificate will represent the notes credited to accounts maintained with DTC by financial institutions that are participants in DTC ("DTC participants"). The notes are expected to be accepted for clearing and settlement through the ICSDs and DTC on the closing date specified in the applicable pricing supplement.

        The notes represented by the ICSD global certificate and the DTC global certificate, respectively, will together equal the total aggregate principal amount of the notes outstanding at any time. When subsequent secondary market sales settle between the ICSD and DTC clearing systems, such sales will be recorded in the register and will be reflected by respective increases and decreases in the principal amount of the ICSD global certificate and the DTC global certificate.

        The noteholders as the owners of beneficial interests in the global certificates will not be entitled to have notes registered in their names, and will not be entitled to receive physical delivery of definitive certificates representing individual notes. We may issue definitive certificates representing individual notes in limited circumstances described under "—The Clearing Systems—DTC."

        We will appoint Deutsche Bank Frankfurt as initial registrar and paying agent, as described in greater detail under the heading "Description of the Notes—Registrar and Paying Agent."

        Each issue of notes will be assigned an ISIN number, a CUSIP number, a common code and a WKN number, as set forth in the applicable pricing supplement.

Payments

        As described under "Description of the Notes—Registrar and Paying Agent," Deutsche Bank Frankfurt will act as our initial paying agent for the notes. Principal and interest payments on the notes will be made to the ICSD registered holder in the designated currency and to the DTC registered holder in U.S. dollars or the designated currency as set forth under "Description of the Notes—Payments." Any DTC noteholder will receive payments of principal and interest in respect of the notes in U.S. dollars, unless such DTC noteholder elects to receive payments in the denomination currency as set forth under "Description of the Notes—Payments." All payments duly made by or on behalf of us to, or to the order of, the registered holders, will discharge our liability under the notes to the extent of the sum or sums so paid. Therefore, after such payments have been duly made, neither we nor the paying agent has any direct responsibility or liability for the payment of principal or interest on the notes to owners of beneficial interests in the global certificates. Payments by DTC participants and indirect DTC participants (as defined under "—The Clearing Systems—DTC") to owners of beneficial interests in the DTC global certificate will be governed by standing instructions and customary practices, and will be the responsibility of the DTC participants or indirect DTC participants. Neither we nor the paying agent will have any responsibility or liability for any aspect of the records of DTC relating to or payments made by DTC on account of beneficial interests in the DTC global certificate or for maintaining, supervising or reviewing any records of DTC relating to such beneficial interests. Substantially similar principles will apply with regard to the ICSD global certificate and payments to holders of interests therein.

The Clearing Systems

CBL

        CBL is incorporated under the laws of Luxembourg and is an ICSD providing as its core services the clearing and settlement of transactions in global and international securities and domestic securities traded across borders. CBL holds securities for its customers and facilitates the clearing and settlement of securities transactions between CBL customers through electronic book-entry changes in accounts of CBL customers, thereby eliminating the need for physical movement of certificates. Transactions may be settled in CBL in various currencies, including U.S. dollars, Japanese yen and New Zealand dollars. CBL provides to its customers, among other things, services for safekeeping, administration, clearing and settlement of internationally traded securities and securities lending and borrowing to CBL customers. CBL also deals with domestic securities markets in many countries through established depository and custodial relationships.

        CBL is registered as a bank in Luxembourg and, as such, is subject to regulation by the Commission de Surveillance du Secteur Financier, which supervises Luxembourg banks. CBL, as operator of a designated securities settlement system, as referred to in Article 10 of the Directive on Settlement Finality (98/26/EC), under Luxembourg law, is also supervised by the Central Bank of Luxembourg.

        CBL customers are financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations and may include the managers. Indirect access to CBL is available to other institutions that clear through or maintain a custodial relationship with an accountholder of CBL. CBL has established an electronic bridge with Euroclear to facilitate settlement of trades between CBL and Euroclear.

        Distributions with respect to notes held beneficially through CBL will be credited to cash accounts of CBL customers in accordance with CBL's rules and procedures.

Euroclear

        Euroclear holds securities and book-entry interests in securities for participating organizations and facilitates the clearing and settlement of securities transactions between Euroclear participants as defined in the Terms and Conditions Governing Use of Euroclear as amended from time to time and between Euroclear participants and participants of certain other securities settlement systems through electronic book-entry changes in accounts of such participants or through other securities intermediaries.

        Euroclear provides Euroclear participants, among other things, with safekeeping, administration, clearing and settlement, securities lending and borrowing, and related services. Euroclear participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations. Certain of the managers or other financial entities involved in the offering may be Euroclear participants.

        Clearing and Settlement.    Although Euroclear has agreed to the procedures provided below in order to facilitate transfers of securities among Euroclear participants and between Euroclear participants and participants of other securities settlement systems, it is under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time.

        Initial Distribution.    Investors electing to acquire notes through an account with Euroclear or some other securities intermediary must follow the settlement procedures of such an intermediary with respect to the settlement of new issues of securities. Notes to be acquired against payment through an account with Euroclear will be credited to the securities clearing accounts of the respective Euroclear participants in the securities processing cycle for the same business day or the business day following the settlement date for value as of the settlement date.

        Secondary Market.    Investors electing to acquire, hold or transfer notes through an account with Euroclear or some other securities intermediary must follow the settlement procedures of such an intermediary with respect to the settlement of secondary market transactions in securities. Euroclear will not monitor or enforce any transfer restrictions with respect to the notes offered herein.

        Custody.    Investors who are participants in the Euroclear system may acquire, hold or transfer interests in the notes by book-entry to accounts with Euroclear. Investors who are not participants in the Euroclear system may acquire, hold or transfer interests in the notes through accounts with a participant in the Euroclear system or any other securities intermediary that holds a book-entry interest in the notes through one or more securities intermediaries standing between such other securities intermediary and Euroclear.

        Custody Risk.    Investors that acquire, hold and transfer interests in the notes by book-entry through accounts with Euroclear or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their securities intermediary, as well as the laws and contractual provisions governing the relationship between such securities intermediary and each other securities intermediary, if any, standing between such securities intermediary and Euroclear.

DTC

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act of 1934, as amended. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the post-trade settlement among DTC participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between DTC participants' accounts. This eliminates the need for physical movement of securities certificates. DTC participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly ("indirect DTC participants"). The DTC Rules applicable to its participants are on file with the Securities and Exchange Commission.

        Purchases of notes under the DTC system must be made by or through direct DTC participants, which will receive a credit for the notes on DTC's records. The ownership interest of each beneficial owner of notes in DTC is, in turn, to be recorded on the direct and indirect DTC participants' records. Beneficial owners will not receive written confirmations from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect DTC participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of direct and indirect DTC participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except in certain limited circumstances set forth below.

        To facilitate subsequent transfers, all notes deposited by direct DTC participants with DTC are registered in the name of DTC's nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co., or such other nominee, do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC's records reflect only the identity of the direct DTC participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The direct and indirect DTC participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to direct DTC participants, by direct DTC participants to indirect DTC participants, and by direct DTC participants and indirect DTC participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Payment of principal of and interest on the notes will be made to Cede & Co., or such other DTC nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit direct DTC participants' accounts upon DTC's receipt of funds and corresponding detail information from us or the paying agent, on the relevant payment date in accordance with their respective holdings shown on DTC's records. Payments by DTC participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such DTC participant and not of DTC, the paying agent, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal of and interest on the notes to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC), is our and the paying agent's responsibility, disbursement of such payments to direct DTC participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect DTC participants.

        DTC may discontinue providing its services as depository with respect to the notes at any time by giving reasonable notice to us or the paying agent. Under such circumstances, in the event that a successor depository is not obtained, definitive certificates representing individual notes are required to be printed and delivered.

Global Clearing and Settlement Procedures

Initial Settlement

        The ICSD global certificate and the DTC global certificate, respectively, will be delivered at initial settlement to the common depository appointed by the ICSDs (the "ICSD common depository") and to the custodian for DTC, respectively. Customary settlement procedures will be followed for participants of each system at initial settlement. Primary market purchasers are required to pay for the notes in the denomination currency unless otherwise arranged. See "Information on Currency Conversion and Foreign Exchange Exposure—Currency Conversion."

        Investors electing to hold the notes through Euroclear or CBL accounts will follow the settlement procedures applicable to conventional eurobonds. Notes will be credited to the securities clearance accounts of Euroclear participants or CBL customers, either on the issue date or on the settlement day following the relevant issue date and, in case of settlement against payment, the related cash will be booked with value date equal to the relevant issue date.

        Primary market purchasers that are DTC participants can have their securities accounts with DTC credited with notes (i) "free of payment" if they have arranged for payment in the denomination currency outside DTC and (ii) against payment in U.S. dollars in same-day funds on the settlement date through DTC's settlement system.

Secondary Market

        The following paragraphs set forth the procedures governing settlement of secondary market sales of securities such as the notes in effect on the date hereof.

        Secondary Market Sales of Notes for Settlement within each Clearing System and between Euroclear Participants and CBL Customers.    These sales will be settled in accordance with the rules and procedures established by that system. Sales to be settled within Euroclear or CBL and between Euroclear and CBL will normally settle on a three-day basis unless parties specify a different period, which may be as short as two days. DTC is a U.S. dollar-based system but sales may be settled in other currencies on a free-delivery basis. Sales to be settled within DTC denominated in U.S. dollars can settle on a same-day basis; in the case of non-U.S. dollar denominated sales within DTC, the notes can be delivered same-day, but payment will be made outside DTC.

        Secondary Market Sales from a DTC Participant to a Euroclear Participant or CBL Customer.    Two days prior to settlement, a DTC participant selling notes to a Euroclear participant or CBL customer will notify DBTCA of the settlement instructions and will deliver the notes to DBTCA by means of DTC's deliver order procedures. DBTCA will send the settlement instructions to Deutsche Bank Frankfurt as registrar.

        A Euroclear participant or CBL customer will instruct its clearing system no later than one day prior to settlement to transmit free of payment receipt instructions to Deutsche Bank Frankfurt as common depository and as registrar.

        On the settlement date, the DTC participant will input a Deposit/Withdrawal at Custodian ("DWAC") transaction to remove the notes to be sold from its DTC securities account. The CBL customer's and Euroclear participant's securities clearance account, as the case may be, is credited as soon as confirmation from the ICSD common depository is received. Separate payment arrangements are required to be made between the DTC participant and the relevant Euroclear participant or CBL account holder, as the case may be. On the settlement date, Deutsche Bank Frankfurt will (i) decrease the amount of notes registered in the name of Cede & Co. and evidenced by the DTC global certificate and (ii) increase the amount of notes registered in the name of the nominee of the ICSD common depository and evidenced by the ICSD global certificate.

        Secondary Market Sales from a Euroclear Participant or CBL Customer to a DTC Participant.    Two days prior to settlement, a DTC participant will send Deutsche Bank Securities Corporation, Securities Operations, acting as processing agent for DBTCA, the details of the transaction for transmittal to Deutsche Bank Frankfurt.

        A Euroclear participant or CBL customer will instruct its clearing system no later than one day prior to settlement and within ICSD's same day processing deadlines to transmit delivery free of payment instructions to Deutsche Bank Frankfurt as common depository and as registrar..

        On the settlement day, Deutsche Bank Frankfurt will inform DBTCA of such transaction; the DTC participant will initiate a DWAC deposit transaction for DBTCA to approve, resulting in a deposit of notes in the DTC participant's securities account same-day value. Separate payment arrangements are required to be made between the DTC participant and the relevant Euroclear or CBL account holders, as the case may be. On the settlement date, Deutsche Bank Frankfurt will (i) decrease the amount of notes registered in the name of the nominee of the ICSD common depository and evidenced by the ICSD global certificate and (ii) increase the amount of notes registered in the name of Cede & Co. and evidenced by the DTC global certificate.

INFORMATION ON CURRENCY CONVERSION AND FOREIGN EXCHANGE EXPOSURE

Currency Conversion

        Initial purchasers are required to pay for the notes in the denomination currency. Each manager may, under certain terms and conditions, arrange for the conversion of U.S. dollars into the denomination currency to enable U.S. purchasers to pay for the notes in the denomination currency. Each such conversion will be made by such manager on such terms and subject to such conditions, limitations and charges as such manager may from time to time establish in accordance with its regular foreign exchange practices, and subject to any applicable laws and regulations. All costs of conversion will be borne by such purchasers of the notes. See also "—Foreign Exchange Exposure." For the specific payment procedures in connection with the payments to be made by us under the notes, see "Description of the Notes—Payments."

Foreign Exchange Exposure

        An investment in the notes, which are denominated in, and all payments in respect of which are to be made in, a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities (the "home currency"), entails significant risks that are not associated with a similar investment in a security denominated in the home currency. These risks include, without limitation, the possibility of significant changes in the rate of exchange between the home currency and the denomination currency, and the possibility of the imposition or modification of foreign exchange controls with respect to the denomination currency. Such risks generally depend on economic and political events over which we have no control. In recent years, rates of exchange for certain currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of the notes. Depreciation of the denomination currency against the relevant home currency could result in a decrease in the effective yield of the notes below the coupon rate and, in certain circumstances, could result in a loss to the investor on a home currency basis.

        The description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than your home currency. Prospective investors should consult their own financial and legal advisors as to the risks involved in an investment in the notes.

 SUBSCRIPTION AND SALE

Subscription Agreement

        As specified in more detail in the applicable pricing supplement, we expect that the managers named in the applicable pricing supplement will agree with us, severally and not jointly, pursuant to a subscription agreement, to subscribe and pay for the notes according to the terms described in the applicable pricing supplement. We expect that the managers will commit to take and pay for all of the notes, if any are taken, under the terms and conditions of the subscription agreement. We may also agree to bear certain costs and expenses incurred by the managers in connection with the issue, subscription and offering of the notes. After the initial public offering, the price to public may be changed.

Certain Selling Restrictions

        The notes will only be offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is legal to make such offers. Unless otherwise provided in the applicable pricing supplement, the following selling restrictions will apply to the notes.

        European Economic Area.    In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), we expect that each manager will represent and agree not to make an offer of the notes to the public in that Relevant Member State, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the notes to the public in that Relevant Member State at any time in any circumstances which do not require the publication by us of a prospectus pursuant to (i) Article 3(2) of the Prospectus Directive or (ii) any applicable national law of that Relevant Member State; whereby the expression an "offer of the notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State; the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State; and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

        United Kingdom.    We expect that each manager will represent and agree that: (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of such notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

        United States.    We expect that each manager will agree that in connection with any offering and distribution of the notes and the distribution of the prospectus and any other offering material relating to the notes in the United States such manager will comply with and cause any of its affiliates which offers or sells notes in the United States to comply with applicable United States law and any applicable laws, rules and regulations of any relevant state jurisdiction.

        Japan.    We expect that each manager will acknowledge and agree that the notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the "Financial Instruments and Exchange Act") and that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any Japanese person or to others, for re-offering or resale, directly or indirectly, in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws and regulations of Japan. For purposes of this paragraph, "Japanese person" means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

        Canada.    We expect that each manager will represent and agree that it has not offered or sold, and it will not offer or sell any notes, directly or indirectly, in Canada or any province or territory thereof or to, or for the benefit of, any resident of Canada in contravention of the securities laws and regulations of the provinces and territories of Canada and will represent that any offer of notes in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made. Each manager is further expected to represent and agree that it has not and it will not distribute or deliver the prospectus or any other offering material relating to the notes in Canada or to any resident of Canada in contravention of the securities laws and regulations of the provinces and territories of Canada. Each manager is also expected to represent and agree that it will send to any dealer who purchases from it any notes a notice stating in substance that, by purchasing such notes, such dealer represents and agrees that it has not offered or sold, and it will not offer or sell any notes, directly or indirectly, in Canada or any province or territory thereof or to, or for the benefit of, any resident of Canada in contravention of the securities laws and regulations of the provinces and territories of Canada, that any offer of notes in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made and that it has not and it will not distribute or deliver the prospectus or any other offering material relating to the notes in Canada or to any resident of Canada in contravention of the securities laws and regulations of the provinces and territories of Canada, and that such dealer will deliver to any other dealer to which it sells any such notes a notice to the foregoing effect.

        Hong Kong.    We expect that each manager will represent and agree that (a) it has not offered and sold, and will not offer or sell, in Hong Kong, by means of any document, any notes other than (i) to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or (ii) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong ("CO") or (iii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) ("SFO") and any rules made under the SFO, or (iv) in other circumstances which do not result in the document being a "prospectus" within the meaning of the CO; and (b) it has not issued, or had in its possession for the purposes of issue, and will not issue, or have in its possession for the purpose of issue (in each case whether in Hong Kong or elsewhere), any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the SFO and any rules made under the SFO.

        Public Offer.    We expect that each manager will acknowledge that (other than in the United States) no action has been or will be taken in any jurisdiction by the managers or us that would permit a public offering of the notes, or possession or distribution of the prospectus or any other offering material relating to the notes, in any jurisdiction where action for those purposes is required. Each manager is expected to comply with all applicable laws and regulations in each jurisdiction in which it purchases, offers, sells, distributes or delivers notes or has in its possession or distributes the prospectus or any other offering material relating to the notes and will obtain or make, give or fulfill any consent, approval, registration, notice, permission or other regulatory requirement required by it or us for the purchase, offer, sale, distribution or delivery of the notes and the possession or distribution of the prospectus or any other offering material relating to the notes under the laws and regulations in force in any jurisdiction to which it is subject or in or from which it makes any such purchase, offer, sale, distribution or delivery, in all cases at its own expense.

Other Provisions

        Conditions.    We expect that the subscription agreement will provide that the obligations of the managers are subject to certain conditions, including approval of certain legal matters by counsel. In addition, the managers may have the right, after consultation with us, to terminate the subscription agreement at any time prior to the payment of the purchase price if there will have been such a change in national or international financial, political or economic conditions or currency exchange rates or exchange controls as would in their view be likely to prejudice materially the success of the offering and distribution of the notes or dealing in the notes in the secondary market.

        No Established Trading Market.    The notes will be a new issue of securities with no established trading market. We expect that application will be made to list the notes on the regulated market of the Luxembourg Stock Exchange pursuant to Chapter 2 of Part III of the Loi relative aux prospectus pour valeurs mobilières dated July 10, 2005 (Luxembourg Prospectus Act). We expect that the managers will intend to make a market in the notes. The managers may agree to do so but may discontinue market making at any time. No assurance can be given as to the liquidity of the trading market for the notes.

        Stabilization.    In connection with this offering of notes, we may appoint a stabilization manager. The stabilization manager or any person acting for it may purchase and sell the notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the stabilization manager or any person acting for it of a greater number of the notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

        The stabilization manager may also impose a penalty bid, which occurs when a particular manager repays to the stabilization manager a portion of the underwriting discount received by it because the stabilization manager or any person acting for it has repurchased notes sold by or for the account of such manager in stabilizing or short covering transactions.

        These activities by the stabilization manager or any person acting for it may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the stabilization manager or any person acting for it at any time. These transactions may be effected in the over-the-counter market or otherwise.

Delivery and Settlement

        It is expected that delivery of the notes will be made upon the instructions of the managers against payment on or about the date specified in the penultimate paragraph of the cover page of the applicable pricing supplement, which we expect to be later than the third New York business day following the date of pricing of the notes. Under Rule 15c6-1 of the Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if any purchaser wishes to trade notes on the date of pricing of the notes or the succeeding business days up to three days prior to the date of delivery of the notes, it may be required, by virtue of the fact that the notes will initially settle later than on the third New York business day following the date of pricing of the notes or any other day as specified in the applicable pricing supplement, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on any day for which settlement within three New York business days would not be possible should consult their own advisors.